Exhibit 3.21

CERTIFICATE OF FORMATION

OF

SunEdison Canada, LLC

1. The name of the limited liability company is SunEdison Canada, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of SunEdison Canada, LLC this 5th day of July, 2007.

/s/ Shannon Foster
Shannon Foster
Authorized Person